EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Digital Domain Media Group Reports Third Quarter Results

PORT ST. LUCIE, Fla., December 20, 2011 — Digital Domain Media Group (NYSE: DDMG) today reported third-quarter Revenue and Adjusted Earnings before Interest, Taxes and Depreciation (“Adjusted EBITDA”) in line with previously disclosed estimates, provided in connection with the company’s initial public offering.

The company’s prior disclosure included a range for revenue and Adjusted EBITDA in the company’s prospectus issued in connection with the company’s initial public offering of common stock on November 18, 2011. The previously disclosed range for the nine months ended September 30, 2011 was $76 million to $81 million for revenue and ($8.5) million to ($11.5) million for Adjusted EBITDA.

“Our third quarter financial results are in-line with estimates, representing a confirmation of the headline numbers that were previously disclosed during our recent IPO process,” said John Textor, CEO of Digital Domain Media Group. “We are also pleased to report that our revenue backlog of 2012/2013 film projects, combined with our recently announced strategic and technology-based initiatives provide the company with a positive outlook and strong visibility well into 2013.”

With regard to recent announcements, the company would like to highlight the following:

•                  Third Quarter / Recent Financing Activity:

•                  On August 8, 2011, the company completed a private offering of its common stock, raising $23.3 million at $9.63 per share, with a select few qualified institutions from China, Singapore and Europe.

•                  On November 18, 2011, DDMG completed its initial public offering of common stock, which raised $37.4 million of net new equity, resulting in an immediate conversion of approximately $130 million of debt and warrant liabilities into stockholder’s equity.

•                  During the nine months ended September 30, 2011, the company raised a total of $61.6 million of equity and debt financing from qualified institutions in the Middle East, Europe, China, Singapore and the United States.

•                  Technology Licensing Program:

•                  On December 14, 2011, DDMG initiated an industry wide patent licensing program designed to enable the company to monetize its pioneering patent portfolio that provides fundamental coverage of any modern process for the creation and conversion of 3D image.  The announcement of this program follows the company’s November 6, 2011, announcement of its first such license agreement with a leading manufacturer of 3D television equipment, Samsung Electronics.

•                  China Expansion Strategy

•                  On December 14, 2011, the company announced the first stage of its expansion into the high growth China film market through a joint venture with Beijing Galloping Horse Film Co., who has agreed to fund and lead the construction and development of China’s first visual effects production studio ever built in collaboration with a leading Hollywood visual effects Company.  Digital Domain-Galloping Horse Studio is expected to be comparable in scale to the company’s 115,000-square-foot, $50-million facility in Port St. Lucie, Florida.

•                  Education Milestone

•                  During the third quarter, The Digital Domain Institute, a public-private partnership with The Florida State University College of Motion Picture Arts, received its licensing from the Florida Department of Education Commission for Independent Education. The school, which is funded in part by $35 million in grants and economic incentives, has announced that classes will begin during the second quarter of 2012.

•                  Grant Awards / Economic Incentives

•                  During the fourth quarter, DDMG received notification that it had been awarded an additional $11 million in transferable tax credits from the State of Florida.  Such credits are effectively grants to the company, as they are transferrable to third parties in exchange for cash in amounts close to the face value of the credits.  On a cumulative basis since 2009, the company is the beneficiary of public partnership economic incentives totaling approximately $135 million in support of its Florida expansion initiatives.

“Our business model is not only focused on the growth and profitability of our historically core visual effects business, but also on globally relevant and lucrative new market opportunities that are inspired by the award-winning work and brand name of Digital Domain,” noted Mr. Textor.  “While our growth appetite is aggressive, we have mitigated the financial risk of such growth through a unique funding model that relies on public and private partnerships.  We have also mitigated the risk of execution by choosing great partners such as Reliance Media in India, Galloping Horse in China and The Florida State University.”

Third Quarter Results

For the three months ended September 30, 2011, total revenues were $16.6 million, compared to revenues of $29.6 million for the same period of 2010.  This difference is primarily the result of the timing of revenue recognition for the company’s VFX feature film projects. In the third quarter of 2010, the company recognized a significant amount of revenue as it completed work on Tron: Legacy. In 2011, the company completed VFX work on three major feature films in the first half and began work on a number of new replacement projects in the third quarter. However, the schedule of shot completion and related revenue recognition on those new projects did not equal the timing and completion and revenue recognized of Tron: Legacy.

“Our revenue results, through the first nine months and in the quarter, are consistent with what we have often described as a ‘stair-stepping’ pattern of growth,” commented Mr. Textor. “As we have focused on increasingly large-scale visual effects projects, we often have gaps of lower studio utilization between such projects as we reserve capacity for large, scheduled future projects. The third quarter represents an anticipated gap and we are comforted by our knowledge that we have an extremely high reported backlog of future revenue projects for 2012 and 2013.”

“As our gross margin analysis reveals, we have also improved the profitability of our core visual effects business materially through our new model that now includes box office participation,” continued Mr. Textor. “Also reflecting our business plan, the negative impacts to profitability during the year are greatly driven by the exciting launch of our Florida animation studio, which we expect will further transform our business away from pure work-for-hire into one of content ownership. The impacts of meeting our job creation and training targets are reported as upfront expenses, while the supporting grant revenues are reported over time.”

The following table presents an analysis of gross profit (loss) for the three months ended September 30, 2011 and 2010 (in thousands). Cost of revenues excluding depreciation and amortization is comprised of three components: Direct cost of revenues, Unutilized labor and Production and other costs, as described below:

	Three Months Ended
	September 30,
	2011	2010
	(Unaudited)
Total revenues	$16,636	$29,594
Direct costs of revenues	8,069	20,366
Gross margin	8,567	9,228
Gross margin %	51%	31%
Unutilized labor	3,787	131
Production and other costs	6,076	6,278
Costs of revenues, excluding depreciation and amortization	17,932	26,775
Gross profit (loss)	$(1,296)	$2,819
Gross profit (loss) %	(8)%	10%

The gross margin percentage of revenues increased to 51% from 31% due primarily to the company’s recently expanded model of participation in the box-office performance of major feature films. Revenues declined primarily as the result of the timing of revenue recognition for the DDMG’s VFX feature film projects. The increase in unutilized labor is the result of the decision to retain the company’s trained and experienced labor force in anticipation of future projects and of the launch of DDMG’s new studio in Florida, which was heavily funded by grants.  Production and other costs were relatively constant between periods.  During the third quarter of 2011, the company received a production bonus of $3.5 million related to the box-office performance of Transformers: Dark of the Moon. Grant revenues from governmental agencies were relatively constant between periods.

The operating loss for the third quarter of 2011 was $22.2 million as compared to $5.9 million for the same period of the prior year. This increase is primarily attributable to an $8.8 million increase in non-cash, share based compensation and share exchange expense, charges that are unrelated to our operating business.  Also impacting the operating loss is the growth of the company’s infrastructure to meet the requirements of the high backlog of visual effects revenue and the launch of DDMG’s Florida animation studio. While the operating costs of the Florida studio are heavily funded by grant revenue and various economic incentives, the operating expenses are reported as incurred, but the grant receipts are amortized over a multi-year period.  Management used Adjusted EBITDA as a proxy for operating cash flow in part to adjust grant revenue amortization to cash-based accounting as it analyzes the business.

The net loss attributable to Digital Domain Media Group is also affected by large, non-cash adjustments that are not fundamental to our operating business, do not impact the tangible value of the company’s assets and, importantly, will generally not affect the reporting of the company’s financial performance after certain capitalization transactions that occurred in connection with DDMG’s initial public offering during the fourth quarter of 2011.  Net loss for the three month period ending September 30, 2011 increased to $38.3 million, as compared to a loss of $12.5 million for the same period of 2010.  This change is principally attributable to the rapidly increasing value of the company’s common stock to $9.63 per share by the end of the third quarter of 2011.  This caused non-cash accounting charges of $16.8 million directly attributable to share exchange expense, the granting of new equity derivative securities and stock, as well as the required re-valuation of previously issued equity derivative securities and stock which were granted to various parties in connection with transactions that occurred during prior periods beginning in 2009.  Other charges that will be substantially reduced or eliminated after the fourth quarter initial public offering are, respectively, interest expense of $5.2 million and charges related to the extinguishment of debt of $4.5 million.  Additional deductions contributing to the net loss are depreciation and amortization of $4.5 million.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP financial measure, for the three months ended September 30, 2011, is reported as a loss of $9.7 million, compared to a loss of $2.8 million for the same period of the prior year.  This increase is consistent with the company’s efforts to expand its business beyond its work-for-hire visual effects model, including increasing the scale of the Florida animation studio, launching the education business and transitioning to content ownership in the company’s live-action business. In the financial tables presented below is a reconciliation of our net loss, the most comparable GAAP financial measures, to Adjusted EBITDA.

Nine-Months Results

For the nine months ended September 30, 2011, total revenues were $77.5 million, compared to revenues of $73.5 million in the first nine months of 2010. The gain was driven by an increase in feature film revenues.

The following table presents an analysis of gross profit for the nine months ended September 30, 2011 and 2010 (in thousands). Cost of revenues excluding depreciation and amortization is comprised of three components: Direct cost of revenues, Unutilized labor and Production and other costs, as described below:

	Nine Months Ended
	September 30,
	2011	2010
	(Unaudited)
Total revenues	$77,497	$73,459
Direct costs of revenues	46,730	49,628
Gross margin	30,767	23,831
Gross margin %	40%	32%
Unutilized labor	6,399	877
Production and other costs	14,385	10,516
Costs of revenues, excluding depreciation and amortization	67,514	61,021
Gross profit	$9,983	$12,438
Gross profit %	13%	17%

The gross margin percentage of revenues increased to 40 percent from 32 percent due primarily to the company’s recently expanded model of participation in the box-office performance of major feature films.   Revenues increased 2%, driven by an increase in feature film revenues.  The increase in unutilized labor is the result of the company’s decision to retain its trained and experienced labor force in anticipation of future projects and of the launch of the company’s new studio in Florida, which was heavily funded by grants.  Production and other costs increased in a similar fashion. During the nine months ended September 30, 2011, DDMG received a production bonus of $3.5 million related to the box office performance of Transformers: Dark of the Moon. Grant revenues from governmental agencies declined due slightly between periods.

The operating loss for the nine months ended September 30, 2011 was $50.0 million as compared to $10.8 million for the same period of the prior year.  This increase is primarily attributable to a $22.7 million increase in non-cash, share-based compensation and share exchange expense, charges that are unrelated to the company’s operating business.  Also impacting the operating loss is the growth of the company’s infrastructure to meet the requirements of the high backlog of visual effects revenue and the launch of DDMG’s Florida animation studio.  While the operating costs of our Florida studio are heavily funded by grant revenue and various economic incentives, the operating expenses are reported as incurred, but the grant receipts are amortized over a multi-year period.  Management used Adjusted EBITDA as a proxy for operating cash flow in part to adjust grant revenue amortization to cash-based accounting as it analyzes the business.

The net loss attributable to Digital Domain Media Group is also affected by large, non-cash adjustments that are not fundamental to the company’s operating business, do not impact the tangible value of its assets and, importantly, will generally not affect the reporting of the company’s financial performance after certain capitalization transactions that occurred in connection with its initial public offering during the fourth quarter of 2011.  Net loss for the first nine months of 2011 increased to $149.2 million, as compared to a loss of $18.9 million for the first nine months of 2010.  This change is principally attributable to the rapidly increasing value of the company’s common stock to $9.63 per share by the end of the third quarter of 2011. This caused non-cash accounting charges of $106.7 million directly attributable to share exchange expense, the granting of new equity derivative securities and stock, as well as the required re-valuation of previously issued equity derivative securities and stock which were granted to various parties in connection with transactions that occurred during prior periods beginning in 2009.  Other charges that will be substantially reduced or eliminated after the fourth quarter initial public offering are, respectively, interest expense of $13.3 million and charges related to the extinguishment of debt of $6.7 million.  Additional deductions contributing to the net loss are depreciation and amortization of $11.9 million.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP financial measure, for the nine months ended September 30, 2011, is reported as a loss of $10.2 million, compared to a profit of $4.5 million for the same period of the prior year.  This decrease is consistent with our efforts to expand our business beyond our work-for-hire visual effects model, thereby increasing the scale of our Florida animation studio, launching our education business and transitioning to content ownership in our live-action business.  In the financial tables presented below is a reconciliation of our net loss, the most comparable GAAP financial measures, to Adjusted EBITDA.

Conference Call

Management of Digital Domain Media Group will host a conference call to discuss third quarter financial results and recent developments beginning at 9:00 am EST on Tuesday, December 20, 2011. The conference call will be broadcast live over the Internet, hosted at the Investor Relations section of the Company’s website at http://www.ddmg.co

The call can also be accessed via telephone by calling 800-295-3991 (U.S.) or 617-614-3924 (International) and using the conference ID 88340083.

An archived replay of the call will be available via webcast at www.ddmg.co or for seven days by dialing 888-286-8010, or 617-801-6888 for international callers. The conference ID for the telephone replay is 66121447.

About Digital Domain Media Group

Digital Domain Media Group is an award-winning digital production Company. Since its inception in 1993, it has been a leading provider of computer-generated (“CG”) animation and digital visual effects (“VFX”) for major motion picture studios and advertisers. The Company, its work and its employees have been recognized with numerous entertainment industry awards and nominations, including seven awards issued by the Academy of Motion Picture Arts and Sciences — three Academy Awards® for Best Visual Effects and four awards for Scientific and Technical Achievement. Our filmography of over 80 major motion pictures includes Thor, TRON: Legacy, the Transformers trilogy, The Curious Case of Benjamin Button, Apollo 13 and Titanic. The Company’s digital production capabilities include the creation of CG animated content, performance capture, the conversion of two-dimensional (“2D”) imagery into three- dimensional (“3D”) imagery and CG visual effects such as fluid simulation, terrain generation and photorealistic animation.

Safe Harbor Statement

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include comments about the Company’s plans, prospects, strategies and future performance. They are made on the basis of our management’s current expectations and beliefs, as well as a number of assumptions regarding future events and business performance as of the time the statements are made. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the

Company’s control. These could cause actual results to differ materially from the results expressed or implied in the forward-looking statements.

Such differences may result from actions taken by the Company, as well as from developments beyond the Company’s control, including, but not limited to:

•                                    price volatility of the Company’s common stock;

•                                    changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•                                    our dependence on a limited number of large projects each year, and the timing of revenue flows from those projects;

•                                    developments in the status of strategic initiatives taken by the Company;

•                                    audience acceptance of feature films we may co-produce; and

•                                    rapid technological developments, including new forms of entertainment.

Further information on these and other factors and risks that could affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including under the heading “Risk Factors” in our Registration Statement on Form S-1. These documents are available on the SEC Filings subsection of the Investors section of the Company’s website at http://www.ddmg.co/. Information on our website is not part of this press release.

All information provided in this press release is as of December 20, 2011, and the Company undertakes no obligation to update publicly the information contained in this press release, or any forward-looking statements, to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

About the Presentation of Adjusted EBITDA

Non-GAAP Adjusted EBITDA represents net income (loss) adjusted for (1) interest expense, net of interest income, (2) income tax provision (benefit), (3) depreciation and amortization, (4) amortization of intangible assets, (5) stock-based compensation expense, (6) amortization of debt and equity issuance costs, (7) other (income) expense and (8) our grant receipts from government agencies that were received in a given period so that these receipts are reflected on a cash basis. Items (1) through (7) are excluded from net income (loss) internally when evaluating our operating performance. Item (8) is included as we believe this adjustment for grant receipts is indicative of our core operating performance both because it reflects our ability to secure and receive grant receipts in a given period and such receipts are matched with the expenses associated with initiating the business operations that those grant receipts were designed, in part, to offset. Management believes Non-GAAP Adjusted EBITDA allows investors to make a more meaningful comparison between our operating results over different periods of time, as well as with those of other companies in our industry, because it both includes grant receipts from government agencies and excludes items such as interest expense and other adjustments related to financing activities that we believe are not representative of our operating performance.

We believe that Non-GAAP Adjusted EBITDA, which is a non-GAAP financial measure, when viewed with our results under U.S. GAAP and the accompanying reconciliations, provides useful information about our operating performance and period-over-period growth, and provides additional information that is useful for evaluating our operating performance. Additionally, we believe that Non-GAAP Adjusted EBITDA provides a more meaningful comparison of our operating results against those of other companies in our industry, as well as on a period-to-period basis, because this measure both includes grant receipts from government agencies and matches such receipts with the expenses that those grant receipts were designed, in part, to offset and excludes items that are not representative of our operating performance, such as the fair value adjustments associated with our historical financings as a private Company. We believe that including these costs and excluding cash grant receipts in our results of operations results in a lack of comparability between our operating results and those of our peers in the industry, the majority of which do not have comparable start-up costs or amortization costs related to intangible assets. However, Non-GAAP Adjusted EBITDA is not a measure of financial performance under U.S. GAAP and, accordingly, should not be considered as an alternative to net income (loss) as an indicator of operating performance.

Contacts:

Investors:	Shannon Burns, CFA
Vice President, Investor Relations
sburns@media.d2.com
712-345-8105

Media:	Julie Miller
Raz PR
310 450 1482
jmiller@razPR.com

DIGITAL DOMAIN MEDIA GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, except Share and Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Revenues:
Revenues	$15,889	$29,009	$75,289	$70,706
Grant revenues from governmental agencies	747	585	2,208	2,753
Total revenues	16,636	29,594	77,497	73,459
Costs and expenses:
Cost of revenues, excluding depreciation and amortization	17,932	26,775	67,514	61,021
Depreciation expense	3,607	1,836	9,283	5,237
Selling, general and administrative expenses	16,475	6,154	48,092	15,772
Amortization of intangible assets	863	733	2,588	2,201
Total costs and expenses	38,877	35,498	127,477	84,231
Operating loss	(22,241)	(5,904)	(49,980)	(10,772)
Other income (expenses):	—	—	—	—
Interest and finance expense:
Issuance of and changes in fair value of warrant and other debt-related liabilities	(7,520)	(6,115)	(82,780)	(8,193)
Amortization of discount and issuance costs on notes payable	(4,098)	(687)	(10,656)	(1,672)
Losses on debt extinguishments	(4,477)	—	(6,703)	—
Interest expense on notes payable	(1,067)	(604)	(2,420)	(2,066)
Interest expense on capital lease obligations	(76)	(88)	(245)	(190)
Other income (expense), net	152	228	1,656	321
Loss before income taxes	(39,327)	(13,170)	(151,128)	(22,572)
Income tax expense (benefit)	(161)	—	89	7
Net loss before non-controlling interests	(39,166)	(13,170)	(151,217)	(22,579)
Net loss attributable to non-controlling interests	916	677	1,983	3,714
Net (loss) income attributable to Digital Domain Media Group, Inc.	$(38,250)	$(12,493)	$(149,234)	$(18,865)

Statements of Comprehensive Loss:
Net loss before controlling interests	$(39,166)	$(13,170)	$(151,217)	$(22,579)
Unrealized gain (loss) from foreign currency translation	(8)	(3)	62	4
Comprehensive loss	$(39,174)	$(13,173)	$(151,155)	$(22,575)

Weighted average number of common shares outstanding:
Basic	18,548,358	12,365,368	16,242,589	12,273,210
Diluted	18,548,358	12,365,368	16,242,589	12,273,210

Basic and dilted loss per share:
Loss before non-controlling interests	$(2.11)	$(1.07)	$(9.31)	$(1.84)
Net loss attributable to non-controlling interests	0.05	0.06	0.12	0.30
Basic and diluted loss per share attributable to Common Stockholders	$(2.06)	$(1.01)	$(9.19)	$(1.54)

DIGITAL DOMAIN MEDIA GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	September 30,	December 31,
	2011	2010
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$9,978	$11,986
Other current assets	7,225	4,741
Total current assets	17,203	16,727
Property and equipment, net	78,869	47,895
Goodwill and intangible assets, net	61,564	64,152
Other assets	21,247	37,946
Total assets	$178,883	$166,720

Liabilities, Preferred Stock and Stockholders’ Deficit:
Current liabilities:
Short-term debt, net	$25,301	$1,054
Accounts payable and accrued liabilities	13,390	13,243
Other current liabilities	16,772	29,053
Total current liabilities	55,463	43,350
Warrant and other debt-related liabilities	133,592	40,493
Long-term debt, net	222	8,304
Deferred revenue land grant	20,300	20,300
Government bond obligaiton, net	34,850	38,301
Other long-term liabilities	20,176	19,718
Total liabilities	264,603	170,466
Convertible preferred stock	—	—
Stockholders’ deficit:
Total stockholders’ deficit before non-conrolling interests	(93,684)	(15,520)
Non-controlling interests	7,964	11,774
Total stockholders’ deficit	(85,720)	(3,746)
Total liabilities, preferred stock and stockholders’ deficit	$178,883	$166,720

DIGITAL DOMAIN MEDIA GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ADJUSTED EBITDA

(In Thousands, except Share and Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Net loss before non-controlling interests	$(39,166)	$(13,170)	$(151,217)	$(22,579)
Add back (reverse) charges (income) pertaining to:
Losses on debt extinguishments	4,477	—	6,703	—
Share-based compensation and share exchange expense	9,293	511	23,897	1,194
Income tax expense (credit)	(161)	—	89	7
Interest expense, net	5,241	1,379	13,321	3,928
Depreciation expense	3,607	1,836	9,283	5,237
Amortization of intangible assets	863	733	2,588	2,201
Changes related to fair value of warrant and other debt-related liabilities	7,520	6,115	82,780	8,193
Acquisition-related non-cash adjustments	—	359	—	2,393
Other EBITDA addbacks:
Grant cash receipts in excess of grant revenue recognized	(1,367)	(585)	1,922	2,247
Write-off of deferred offering costs	—	—	434	—
Other expenses	—	—	—	1,700
Adjusted EBITDA	$(9,693)	$(2,822)	$(10,200)	$4,521

DIGITAL DOMAIN MEDIA GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Nine Months Ended
	September 30,
	2011	2010
	(Unaudited)

Net cash provided by (used in) operating activities	$(30,322)	$10,314
Net cash used in operating activities	(14,691)	(8,689)
Net cash provided by financing activities	43,072	468
Effect of exchange rates on cash and cash equivalents	(67)	22
Net increase (decrease) in cash and cash equivalents	(2,008)	2,115
Cash and cash equivalents at beginning of period	11,986	5,058
Cash and cash equivalents at end of period	$9,978	$7,173